Exhibit 10.2

FORM OF BOOT BARN HOLDINGS, INC.

CEO PERFORMANCE UNIT ISSUANCE AGREEMENT

THIS AGREEMENT is dated as of [___], between Boot Barn Holdings, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified in the table below ( “Participant”).

All capitalized terms not defined in this Agreement shall have the meaning assigned to them in the Plan.

1.Grant of Performance Units.  The Company hereby awards to Participant, as of the Grant Date, an award of performance units (“Performance Units”) pursuant to the terms of the 2020 Equity Incentive Plan (the “Plan”) and this Agreement (the “Award”).  Each Performance Unit that vests hereunder shall entitle Participant to receive one share of Stock (a “Share”) on the specified Issuance Date following the vesting of that Performance Unit.  The target number of Performance Units subject to the Award, the applicable vesting schedule for the Performance Units, the date on which the Shares underlying the vested Performance Units shall become issuable to Participant and the remaining terms and conditions governing the Award shall be as set forth in this Agreement.

Participant:	[___]
Grant Date:	[___]
Target Number of Performance Units:

The target number of Performance Units shall be ___ (the “Target Number of Performance Units”), provided that Participant has the opportunity to earn up to _______ Performance Units (the “Maximum Number of Performance Units”) based upon achievement of the Performance Goals and the terms and conditions described herein.

Performance Period:	The Performance Period shall be the period beginning [___], and ending [___].
Performance Metric:	The performance metric shall be

Performance Goals:			Number of Performance Units that Vest
	Maximum	$[___]	[___]
	Target	$[___]	[___]
	Threshold	$[___]	[___]
	Below Threshold	Below [___]	[___]

Vesting Schedule:

All or a portion of the Performance Units shall conditionally vest on [___] (the “Vesting Date”) if, except as otherwise provided in Section 3 below, (i) Participant remains in service with the Company through the Vesting Date and (ii) the Performance Goals, as set forth above, have been satisfied.  The number of Performance Units that vest shall be determined in accordance with Section 3 below.

Notwithstanding anything herein to the contrary, any vesting references in this Agreement shall be deemed conditional and remain explicitly subject to Participant not being terminated by the Company for Cause (as defined in Section 3 below) at any time.  If Participant’s employment is terminated by the Company for Cause, whether before or after the Vesting Date, the Performance Units, whether otherwise conditionally vested or unvested, shall immediately terminate.

Issuance Schedule:

The Shares underlying the Performance Units in which Participant vests in accordance with the vesting schedule above or in Section 3 below, shall be issued, subject to the Company’s collection of all applicable income and employment taxes required to be withheld by the Company or any Affiliate (the “Withholding Taxes”), within 60 days following the Vesting Date (the “Issuance Date”).  The applicable Withholding Taxes are to be collected pursuant to the procedure set forth in Section 6 of this Agreement.  The Performance Units shall not be earned until the Issuance Date.

2.Limited Transferability.  Prior to actual receipt of the Shares issued pursuant to Performance Units that vest hereunder, Participant may not transfer any interest in the Award or the underlying Shares.  Any Shares issuable pursuant to vested Performance Units hereunder but which otherwise remain unissued at the time of Participant’s death may be transferred pursuant to the provisions of Participant’s will or the laws of inheritance.

3.Vesting; Termination of Employment.
A.Vesting.  The number of Performance Units, if any, that vest shall be determined as of the end of the Performance Period, based on the extent to which the Performance Goals, as set forth in Section 1 above, have been achieved for the Performance Period, as determined by the Committee.  If actual performance is below the Threshold Performance Goal for the Performance Period, then no Performance Units shall become vested for the Performance Period.  If the Threshold Performance Goal has been achieved for the Performance Period, then the Threshold Number of Performance Units for the Performance Period, as set forth above, shall become vested Performance Units for the Performance Period.  If the Target Performance Goal has been achieved for the Performance Period, then the Target Number of Performance Units for the Performance Period, as set forth above, shall become vested Performance Units for the Performance Period.  If the Maximum Performance Goal (or greater) has been achieved for the Performance Period, then the Maximum Number of Performance Units for the Performance Period, as set forth above, shall become vested Performance Units for the Performance Period.  If actual performance falls between the Threshold Performance Goal and the Target Performance Goal, or between the Target Performance Goal and the Maximum Performance Goal, the number of Performance Units that become vested Performance Units shall be determined by linear interpolation between the respective performance inflection points.  Any outstanding Performance Units that do not vest as of the end of the Performance Period in accordance with this Section 3(A) shall be immediately cancelled, and Participant shall thereupon cease to have any right or entitlement to receive any Shares with respect to those cancelled Performance Units.
B.Termination of Employment.  Except as provided in subsection (C), (D) or (E) below or as otherwise provided in any applicable employment agreement, upon Participant’s voluntary or involuntary termination of employment or other association with the Company and its Affiliates, for any or no reason whatsoever, or the employer entity ceasing to be an Affiliate of the Company, in each case, prior to the Vesting Date, the Award shall be immediately cancelled with respect to unvested Performance Units.  Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled Performance Units.
C.Death or Disability.  If Participant incurs a termination of employment due to death or Disability, the Performance Units shall vest (if at all) as of the date of such termination of employment (and such date shall be deemed to be the “Vesting Date” for purposes of this Agreement), based on actual performance as compared to the Performance Goals as of the date of termination, as determined by the Committee.  Any Performance Units that do not vest upon death or Disability shall be immediately cancelled for no consideration upon Participant’s death or Disability, and Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled Performance Units.
D.Retirement.  Except as otherwise provided in subsection (E) below, if Participant incurs a termination of employment due to Retirement (as defined below), then on the Vesting Date, Participant shall vest in the number of Performance Units that would have otherwise vested if Participant had continued in employment through the Vesting Date, based on the attainment of the Performance Goals set forth in Section 1 above, subject to Participant’s execution, delivery and non-revocation of a waiver and release of claims in favor of the Company and its Affiliates in a form prescribed by the Company which becomes effective on or prior to the 60th day following the termination date (the “Release”).  Notwithstanding the foregoing, such continued vesting post-Retirement is expressly subject to and conditioned upon Participant’s full compliance with any continuing post-employment obligations under the Confidential and Proprietary Information Agreement executed by Participant, or any other such confidentiality, non-solicitation or non-disparagement agreement that Participant entered into with the Company or an Affiliate.  In the event of any breach thereof, any further continued vesting shall immediately cease, and any then unvested Performance Units shall be immediately cancelled for no consideration upon such breach, and Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled Performance Units.
E.Change of Control.
(i)If a Change of Control occurs during the Performance Period, the Performance Units shall be treated as described in this subsection.  Notwithstanding anything to the contrary, the Committee may take such other actions with respect to the Performance Units as it deems appropriate pursuant to the Plan.
(ii)In lieu of measuring performance as of the end of the Performance Period, the Committee shall calculate a “Change of Control Amount” as of the closing date of the Change of Control (the “Change of Control Date) as follows:  The number of Performance Units to be included in the Change of Control Amount (if any) shall be based on actual performance as compared to the Performance Goals as of the Change in Control Date, as determined by the Committee.  Except as provided in subsection (vi) below, the Change of Control Amount attributable to the Performance Units shall be converted to and payable in time-based units with respect to shares or other equity interests of the acquiring company or its parent, as determined by the Committee, subject to the same time-based vesting schedule as the original Performance Units.
(iii)If a Change of Control occurs during the Performance Period and the Performance Units are Assumed in accordance with Section 9 of the Plan, the following shall apply:
(a)If Participant continues in employment through the Vesting Date, the Change of Control Amount shall be paid within 60 days following the Vesting Date, and the Change of Control Amount shall not be earned until such payment occurs.
(b)If Participant terminates employment or service due to death or Disability upon or after the Change of Control Date and before the Vesting Date, the Change of Control Amount shall be paid within 60 days following Participant’s termination of employment or service, and the Change of Control Amount shall not be earned until such payment occurs.
(c)If (I) Participant’s employment is terminated by the Company and its Affiliates without Cause or Participant terminates employment for Good Reason or if Participant’s employment terminates due to Retirement, in each case, upon or within 18 months following the Change of Control Date and before the Vesting Date, or (II) Participant’s employment terminates due to Non-Renewal upon with within 12 months following the Change of Control Date and Participant executes the Release, which becomes effective on or prior to the 60th day following the termination date and complies with the Continuing Obligations (as defined in the Employment Agreement), the Change of Control Amount shall be paid within 60 days after Participant’s separation from service.
(iv)If  Participant’s employment or service terminates on account of Retirement, and a Change of Control subsequently occurs before the Vesting Date, the amount payable to Participant (if any) shall be the Change of Control Amount, which shall be paid within 60 days following the Change of Control Date.
(v)If  (a) Participant’s employment is terminated by the Company and its Affiliates without Cause or due to Non-Renewal or by Participant for Good Reason, (b) within three months following the date of such termination of employment, a Change of Control occurs, (c) Participant executes the Release and it becomes effective on or prior to the 60th day following the Change of Control Date, and (d) Participant complies with the Continuing Obligations Participant shall receive the Change of Control Amount (if any), which shall be paid within 60 days following the Change of Control Date; provided that, if the Change of Control Date occurs following the Vesting Date, then the amount payable to Participant pursuant to this Section 3(E)(v) shall be determined in accordance with Section 3(A).
(vi)If the Performance Units are not Assumed in accordance with Section 9 of the Plan, the Change of Control Amount shall become fully vested upon the Change of Control Date, and to the extent permitted by Section 409A of the Code and the Treasury Regulations thereunder (“Section 409A”), the Change of Control Amount shall be paid within 30 days following the Change of Control Date.  The Committee may determine that the aggregate Change of Control Amount attributable to the Performance Units that vest under this subsection (vi) shall be (1) converted to and payable in units with respect to shares or other equity interests of the acquiring company or its parent or (2) payable in cash based on the Market Value of the Change of Control Amount as of the Change of Control Date, in either case subject to the Company’s collection of all applicable Withholding Taxes.
(vii)For the avoidance of doubt, if the Change of Control Date occurs after the end of the Performance Period but prior to settlement of the vested Performance Units, the vested Performance Units shall be calculated in accordance with Section 3(A), and shall not be based on the Change of Control Amount.
(viii)Notwithstanding anything in this Agreement to the contrary, to the extent required by Section 409A, if a Change of Control does not constitute a “change in control event” under Section 409A, or to the extent otherwise required by Section 409A, any amounts that constitute nonqualified deferred compensation subject to Section 409A which are payable pursuant to Section 3(E)(iii)(c), Section 3(E)(iv) Section 3(E)(v), or Section 3(E)(vi) shall be paid within 60 days following the Vesting Date.  For the avoidance of doubt, upon a Transaction, the Performance Units shall be treated in accordance with the terms of this Agreement.

F.Definitions.
(i)“Good Reason” shall mean the occurrence of any of the following events without Participant’s consent: (a) any material diminution in Participant’s base salary, other than a diminution that was in conjunction with a salary reduction program for similarly-situated employees of the Company or its Affiliates; (b) any material and continuing diminution in Participant’s authority or responsibilities; or (c) changing the geographic location at which Participant provides services to the Company to a location more than 35 miles from both the then existing location and Participant’s residence; provided however, that Participant’s resignation for Good Reason will be effective only if Participant provides written notice to the Company of any event constituting Good Reason within 60 days after Participant becomes aware such event, and the Company does not cure such event within 30 days after receipt of the notice, and provided further that, Participant terminates Participant’s employment within 90 days of the date of Participant’s written notice.  Notwithstanding the foregoing, if Participant and the Company or relevant Affiliate are parties to an employment or similar agreement in effect immediately prior to Participant’s termination which defines good reason, “Good Reason” shall mean “good reason” as defined in said agreement.
(ii)“Non-Renewal” shall mean termination of Participant’s employment due to the Company’s failure to renew the Amended and Restated Employment Agreement dated April 7, 2015 by and between the Boot Barn, Inc. and Participant (the “Employment Agreement”) in accordance with its terms.
(iii) “Retirement” shall mean termination of employment other than for Cause after the earlier of Participant’s attainment of (a) age 60 with 10 consecutive years of service with the Company or its Affiliates or (b) age 65.
4.Stockholder Rights.
A.Participant shall not have any stockholder rights, including voting, dividend or liquidation rights, with respect to the Shares underlying the Award until the Award vests and Participant becomes the record holder of those Shares upon their actual issuance following the Company’s collection of the applicable Withholding Taxes.
B.Notwithstanding the foregoing, Participant shall receive Dividend-Equivalent Rights with respect to the Award.  If Shares subsequently become issuable following vesting of the Performance Units hereunder, the Dividend-Equivalent Rights credited with respect to those Shares shall be distributed to Participant (in cash or such other form as the Committee may deem appropriate in its sole discretion) concurrently with the issuance of those Shares to which they relate.  However, each such distribution shall be subject to the Company’s collection of the Withholding Taxes applicable to that distribution.  In no event shall any Dividend-Equivalent Rights vest or become distributable unless and until the Shares to which they relate become issuable upon vesting of the applicable Performance Units in accordance with the terms of this Agreement.

5.Adjustment in Shares.  The total number and/or class of securities issuable pursuant to this Award shall be subject to adjustment in accordance with the provisions of Section 8 of the Plan.
6.Issuance of Shares/Collection of Withholding Taxes.
A.On the Issuance Date, the Company shall issue to or on behalf of Participant a certificate (which may be in electronic form) for the applicable number of Shares, subject, however, to the Company’s collection of the applicable Withholding Taxes.
B.Until such time as the Company provides Participant with notice to the contrary, the Company shall collect the applicable Withholding Taxes with respect to the Shares which become issuable pursuant to Performance Units that vest hereunder through an automatic share withholding procedure pursuant to which the Company shall withhold, at the time of such issuance, a portion of the Shares with a Market Value (measured as of the Issuance Date) equal to the amount of those taxes; provided; however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes that are applicable to supplemental taxable income or such higher amount approved in advance by the Committee.  In the event payment is to be made in a form other than the Shares, then the Company shall collect from Participant the applicable Withholding Taxes pursuant to such procedures as the Company deems appropriate under the circumstances.
C.Should any Shares become issuable upon vesting of the Performance Units at a time when the Share withholding method is not available, then the Withholding Taxes shall be collected from Participant pursuant to such procedures as the Company deems appropriate including, without limitation, Participant’s delivery of his or her separate check payable to the Company in the amount of such Withholding Taxes or the use of the proceeds from a next-day sale of the Shares issued to Participant, provided and only if (i) such a sale is permissible under the Company’s insider trading policies governing the sale of Shares; (ii) Participant makes an irrevocable commitment, on or before the vesting date for those Performance Units related to such Shares, to effect such sale of the Shares; and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.
D.The Company shall collect the Withholding Taxes with respect to each cash distribution of Dividend-Equivalent Rights by withholding a portion of that distribution equal to the amount of the applicable Withholding Taxes.
E.In no event, shall any fractional Shares be issued.  Accordingly, the total number of Shares to be issued pursuant to this Award shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.
7.Compliance with Laws and Regulations.  The issuance of Shares pursuant to the vesting of the Performance Units shall be subject to compliance by the Company and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Shares may be listed for trading at the time of such issuance.

8.Notices.  Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices.  Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant’s signature line on this Agreement.  All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.
9.Successors and Assigns.  Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.
10.Construction.  This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan.  All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.  This Agreement is intended to be exempt from or comply with the requirements of Section 409A.  Accordingly, the provisions of this Agreement shall be interpreted and applied in a manner that satisfies an exemption from Section 409A or complies with the applicable requirements of Section 409A.  Notwithstanding the other provisions hereof, if Section 409A applies to the Agreement, (A) any reference to Participant’s termination of employment shall mean Participant’s “separation from service,” as such term is defined under Section 409A (“Separation from Service”), (B) each issuance of Shares under this Agreement shall be treated as a separate payment, (C) if Participant is a “key employee” under Section 409A and if payment of any amount under this Agreement is required to be delayed for a period of six months after Separation from Service pursuant to Section 409A, payment of such amount shall be delayed as required by Section 409A and shall be paid within 15 days after the end of the six-month period or Participant’s death, if earlier, and (D) in no event may Participant, directly or indirectly, designate the calendar year of a payment, and if the time period for executing the Release spans two calendar years, then any payment conditioned on executing the Release shall be made in the second taxable year.  If the Performance Units become vested other than pursuant to the vesting schedule in Section 1 or in accordance with Section 3 of this Agreement, then to the extent required by Section 409A, such vesting shall not accelerate the issuance of the Shares underlying the Performance Units or any other payments with respect thereto, and the applicable Shares shall be issued and such payments shall be made within 60 days following the date on which such Performance Units would have otherwise vested pursuant to the vesting schedule set forth in Section 1 or in accordance with Section 3 of this Agreement, as applicable.
11.Entire Agreement.  This Agreement and the Plan constitute the entire understanding between Participant and the Company regarding the Award.  Any prior agreements, commitments or negotiations concerning the Award are hereby superseded.  For the avoidance of doubt, this Agreement and the Plan supersede the terms of any Employment Agreement between Participant and the Company which relate to the grant of equity incentive awards.
12.Employment at Will.  Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Affiliate employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s service at any time for any reason, with or without cause.

IN WITNESS WHEREOF, the parties have entered into this Performance Unit Issuance Agreement on the date first set forth above.

BOOT BARN HOLDINGS, INC.

By:
Name:
Title:

PARTICIPANT

Signature:

Address: